EXHIBIT 4.1

THIS INSTRUMENT IS SUBJECT TO THE TERMS OF A SUBORDINATION AGREEMENT, DATED JULY 29, 2010, IN FAVOR OF BRIDGE BANK, AS A SENIOR LENDER, WHICH SUBORDINATION AGREEMENT IS INCORPORATED HEREIN BY REFERENCE AND A COPY OF WHICH MAY BE OBTAINED FROM THE COMPANY’S PRINCIPAL BUSINESS OFFICE.

NEITHER THIS SECURITY NOR THE SECURITIES INTO WHICH THIS SECURITY IS CONVERTIBLE HAVE BEEN REGISTERED WITH THE SECURITIES AND EXCHANGE COMMISSION OR THE SECURITIES COMMISSION OF ANY STATE IN RELIANCE UPON AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND, ACCORDINGLY, MAY NOT BE OFFERED OR SOLD EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR PURSUANT TO AN AVAILABLE EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND IN ACCORDANCE WITH APPLICABLE STATE SECURITIES LAWS AS EVIDENCED BY A LEGAL OPINION OF COUNSEL TO THE TRANSFEROR TO SUCH EFFECT, THE SUBSTANCE OF WHICH SHALL BE REASONABLY ACCEPTABLE TO THE COMPANY. THIS SECURITY AND THE SECURITIES ISSUABLE UPON CONVERSION OF THIS SECURITY MAY BE PLEDGED IN CONNECTION WITH A BONA FIDE MARGIN ACCOUNT WITH A REGISTERED BROKER DEALER OR OTHER LOAN WITH A FINANCIAL INSTITUTION THAT IS AN “ACCREDITED INVESTOR” AS DEFINED IN RULE 501(a) UNDER THE SECURITIES ACT OR OTHER LOAN SECURED BY SUCH SECURITIES.

Note No. D-___	Original Issue Date: ______, 2010

Original Conversion Price (subject to adjustment herein): $0.75

$_______________

10% SENIOR SECURED SUBORDINATED CONVERTIBLE DEBENTURE
DUE SEPTEMBER 30, 2012

THIS 10% SENIOR SECURED SUBORDINATED CONVERTIBLE DEBENTURE is one of a series of duly authorized and validly issued 10% Senior Secured Subordinated Convertible Debentures of Balqon Corporation, a Nevada corporation, (the “Company”), having its principal place of business at 1420 240th Street, Harbor City, CA 90710, designated as its 10% Senior Secured Subordinated Convertible Debenture due September 30, 2012 (this debenture, the “Debenture” and, collectively with the other debentures of such series, the “Debentures”).

THE OBLIGATIONS DUE UNDER THIS DEBENTURE ARE SECURED BY A SECURITY AGREEMENT (THE “SECURITY AGREEMENT”) DATED AS OF THE ORIGINAL ISSUE DATE AND EXECUTED BY THE COMPANY FOR THE BENEFIT OF THE HOLDER.  ADDITIONAL RIGHTS OF THE HOLDER ARE SET FORTH IN THE SECURITY AGREEMENT.

FOR VALUE RECEIVED, the Company promises to pay to _____________ or its registered assigns (the “Holder”), or shall have paid pursuant to the terms hereunder, the principal sum of ________ Dollars ($__________) on September 30, 2012, or at the Company’s sole discretion, on March 31, 2013 (the “Maturity Date”) or such earlier date as this Debenture is required or permitted to be repaid as provided hereunder, and to pay interest to the Holder on the aggregate unconverted and then outstanding principal amount of this Debenture in accordance with the provisions hereof. This Debenture is subject to the following additional provisions:

Section 1. Definitions.  For the purposes hereof, in addition to the terms defined elsewhere in this Debenture, (a) capitalized terms not otherwise defined herein shall have the meanings set forth in the Purchase Agreement or the Security Agreement and (b) the following terms shall have the following meanings:

“Alternate Consideration” shall have the meaning set forth in Section 6(e).

“Bankruptcy Event” means any of the following events: (a) the Company commences a case or other proceeding under any bankruptcy, reorganization, arrangement, adjustment of debt, relief of debtors, dissolution, insolvency or liquidation or similar law of any jurisdiction relating to the Company, (b) there is commenced against the Company any such case or proceeding that is not dismissed within 60 days after commencement, (c) the Company is adjudicated insolvent or bankrupt or any order of relief or other order approving any such case or proceeding is entered, (d) the Company suffers any appointment of any custodian or the like for it or any substantial part of its property that is not discharged or stayed within 60 calendar days after such appointment, (e) the Company makes a general assignment for the benefit of creditors, (f) the Company calls a meeting of its creditors with a view to arranging a composition, adjustment or restructuring of its debts or (g) the Company, by any act or failure to act, expressly indicates its consent to, approval of or acquiescence in any of the foregoing or takes any corporate or other action for the purpose of effecting any of the foregoing.

“Base Conversion Price” shall have the meaning set forth in Section 6(b).

“Change of Control Transaction” means the occurrence after the date hereof of any of (a) an acquisition after the date hereof by an individual or legal entity or “group” (as described in Rule 13d-5(b)(1) promulgated under the Exchange Act) of effective control (whether through legal or beneficial ownership of capital stock of the Company, by contract or otherwise) of in excess of 50% of the voting securities of the Company (other than by means of conversion or exercise of the Debentures and the Securities issued together with the Debentures), (b) the Company merges into or consolidates with any other Person, or any Person merges into or consolidates with the Company and, after giving effect to such transaction, the stockholders of the Company immediately prior to such transaction own less than 60% of the aggregate voting power of the Company or the successor entity of such transaction, (c) the Company sells or transfers all or substantially all of its assets to another Person and the stockholders of the Company immediately prior to such transaction own less than 60% of the aggregate voting power of the successor entity immediately after the transaction, (d) a replacement at one time or within a two year period of more than one-half of the members of the Board of Directors which is not approved by a majority of those individuals who are members of the Board of Directors on the Original Issue Date (or by those individuals who are serving as members of the Board of Directors on any date whose nomination to the Board of Directors was approved by a majority of the members of the Board of Directors who are members on the date hereof), or (e) the execution by the Company of an agreement to which the Company is a party or by which it is bound, providing for any of the events set forth in clauses (a) through (d) above.

“Closing Bid Price” and “Closing Sales Price” means, for any security as of any date, the last closing bid price and last closing trade price, respectively, for such security on the principal securities exchange or trading market where such security is listed or traded as reported by Bloomberg, or, if such principal market begins to operate on an extended hours basis and does not designate the closing bid price or the closing trade price, as the case may be, then the last bid price or the last trade price, respectively, of such security prior to 4:00:00 p.m., New York time, as reported by Bloomberg, or, if the foregoing do not apply, the last closing bid price or last trade price, respectively, of such security in the OTC Bulletin Board for such security as reported by Bloomberg, or, if no closing bid price or last trade price, respectively, is reported for such security by Bloomberg, the average of the bid prices, or the ask prices, respectively, of any market makers for such security as reported in the “pink sheets” by Pink OTC Markets. If the Closing Bid Price or the Closing Sale Price cannot be calculated for a security on a particular date on any of the foregoing bases, the Closing Bid Price or the Closing Sale Price, as the case may be, of such security on such date shall be the fair market value as mutually determined by the Company and the Holder.  All such determinations to be appropriately adjusted for any stock dividend, stock split, stock combination or other similar transaction during the applicable calculation period.

“Conversion” shall mean either a Forced Conversion pursuant to Section 5(a) or a Voluntary Conversion pursuant to Section 5(b).

“Conversion Price” shall have the meaning set forth in Section 5(d).

“Conversion Schedule” means the Conversion Schedule in the form of Schedule 1 attached hereto.

“Conversion Shares” means, collectively, the shares of Common Stock issuable upon conversion of this Debenture in accordance with the terms hereof.

“Debenture Register” means the records of the Company regarding registration and transfers of this Debenture.

“Deferral Notice” shall have the meaning set forth in Section 3(c)(ii).

“Deferral Period” shall have the meaning set forth in Section 3(c)(ii).

“Dilutive Issuance” shall have the meaning set forth in Section 6(b).

“Dilutive Issuance Notice” shall have the meaning set forth in Section 6(b).

“Equity Conditions” means, during the period in question, (a) the Company shall have duly honored all Conversions and redemptions scheduled to occur or occurring by virtue of one or more Notices of Voluntary Conversion of the Holder, if any, (b) the Company shall have paid all liquidated damages and other amounts owing to the Holder in respect of this Debenture, (c) the Common Stock is trading on a Trading Market and all of the shares issuable pursuant to the Transaction Documents are listed or quoted for trading on such Trading Market (and the Company believes, in good faith, that trading of the Common Stock on a Trading Market will continue uninterrupted for the foreseeable future), (d) there is a sufficient number of authorized but unissued and otherwise unreserved shares of Common Stock for the issuance of all of the shares then issuable pursuant to the Transaction Documents, (e) there is no existing Event of Default and no existing event which, with the passage of time or the giving of notice, would constitute an Event of Default, (f) there has been no public announcement of a pending or proposed Fundamental Transaction or Change of Control Transaction that has not been consummated, and (g) the applicable Holder is not in possession of any information provided by the Company that constitutes, or may constitute, material non-public information.

“Event of Default” shall have the meaning set forth in Section 9(a).

“Forced Conversion” shall mean a conversion of the Debenture into shares of Common Stock pursuant to Section 5(a).

“Forced Conversion Date” shall have the meaning set forth in Section 5(a).

“Forced Conversion Notice” shall have the meaning set forth in Section 5(a).

“Forced Conversion Notice Date” shall have the meaning set forth in Section 5(a).

“Fundamental Transaction” shall have the meaning set forth in Section 6(e).

“Insolvency or Liquidation Proceeding” shall mean (i) any insolvency or bankruptcy case or proceeding, or any receivership, liquidation, reorganization or other similar case or proceeding, relative to the Company or to its creditors, as such, or to its assets, or (ii) any liquidation, dissolution, reorganization or winding up of the Company, whether voluntary or involuntary and whether or not involving insolvency or bankruptcy, or (iii) any assignment for the benefit of creditors or any other marshaling of assets and liabilities of the Company.

“Mandatory Redemption” shall have the meaning set forth in Section 7(b).

“Mandatory Redemption Date” shall have the meaning set forth in Section 7(b).

“Mandatory Redemption Notice” shall have the meaning set forth in Section 7(b).

“Mandatory Redemption Notice Date” shall have the meaning set forth in Section 7(b).

“Make-Whole Interest Amount” shall have the meaning set forth in Section 2(a).

“Offering Memorandum” means the Company’s Confidential Private Placement Memorandum dated May 25, 2010, as amended by Supplement No. 1 to Confidential Private Placement Memorandum dated July 21, 2010.

“Optional Redemption” shall have the meaning set forth in Section 7(a).

“Optional Redemption Date” shall have the meaning set forth in Section 7(a).

“Optional Redemption Notice” shall have the meaning set forth in Section 7(a).

“Optional Redemption Notice Date” shall have the meaning set forth in Section 7(a).

“Optional Redemption Period” shall have the meaning set forth in Section 7(a).

“Original Issue Date” means the date of the first issuance of this Debenture, regardless of any transfers of this Debenture and regardless of the number of instruments which may be issued to evidence this Debenture.

“Payment Default” shall have the meaning set forth in Section 3(c)(i).

“Permitted Indebtedness” means (a) the Indebtedness evidenced by the Debentures, (b) the Indebtedness existing on the Original Issue Date and set forth on Schedule 3.1(aa) attached to the Purchase Agreement, (c) the Senior Indebtedness and (d) Indebtedness that is expressly subordinate to the Debentures pursuant to a written subordination agreement.

“Permitted Lien” means the individual and collective reference to the following: (a) Liens for taxes, assessments and other governmental charges or levies not yet due or Liens for taxes, assessments and other governmental charges or levies being contested in good faith and by appropriate proceedings for which adequate reserves (in the good faith judgment of the management of the Company) have been established in accordance with GAAP, (b) Liens imposed by law which were incurred in the ordinary course of the Company’s business, such as carriers’, warehousemen’s and mechanics’ Liens, statutory landlords’ Liens, and other similar Liens arising in the ordinary course of the Company’s business, and which (x) do not individually or in the aggregate materially detract from the value of such property or assets or materially impair the use thereof in the operation of the business of the Company or (y) are being contested in good faith by appropriate proceedings, which proceedings have the effect of preventing for the foreseeable future the forfeiture or sale of the property or asset subject to such Lien, and (c) Liens incurred in connection with Permitted Indebtedness.

“Purchase Agreement” means the Securities Purchase Agreement relating to the purchase and sale of the Debentures and Warrants among the Company and the purchasers thereto, as amended, modified or supplemented from time to time in accordance with its terms.

“Redemption Amount” means the sum of (a) 100% of the then outstanding principal amount of the Debenture, (b) accrued but unpaid interest and (c) all liquidated damages and other amounts due in respect of the Debenture.

“Registration Statement” means a registration statement filed, registering the resale, by the Purchasers, of the Warrant Shares.

“Reorganization Securities” shall mean shares of stock of the Company, or its successor, as reorganized, or other securities of the Company or any other person provided for by a plan of reorganization, the payment of which is subordinated, at least to the same extent as this Debenture, to the payment of all Senior Indebtedness which may at the time be outstanding and the principal of which is due no earlier than the principal of this Debenture, provided that the rights of the holders of the Senior Indebtedness are not impaired thereby or such holders as a class shall have approved such plan of reorganization.

“Representative” shall mean the trustee, agent or other representative for holders of all or any of the Senior Indebtedness, if any, designated in the indenture, agreement or other document creating, evidencing or governing such Senior Indebtedness or pursuant to which it was issued, or otherwise duly designated by the holders of such Senior Indebtedness.

“Senior Indebtedness” shall mean the principal of and unpaid interest on all Indebtedness of the Company incurred on, before or after the date of this Debenture (i) for money borrowed from any bank, savings and loan or other commercial or financial institution in an amount of up to $2,500,000 in the aggregate, and is evidenced by promissory notes, bonds, debentures or other written obligations and (ii) in connection with any renewals or extensions of any Indebtedness described in (i) above; provided, however, that the term shall not include (a) any lease financing arrangement involving the Company and (b) Indebtedness which by the terms of the instrument creating or evidencing it is subordinated to this Debenture.  For the avoidance of doubt, Senior Indebtedness shall include Indebtedness of the Company incurred pursuant to the Company’s agreement with Bridge Bank, National Association, as such agreement may be amended from time to time.

“Specified Covenant Default” shall have the meaning set forth in Section 3(c)(ii)(2).

“Subsequent Financing” shall have the meaning set forth in Section 7(b).

“Subsequent Financing Notice” shall have the meaning set forth in Section 7(b).

“Subsequent Financing Notice Date” shall have the meaning set forth in Section 7(b).

“Successor Entity” shall have the meaning set forth in Section 6(e).

“Threshold Period” has the meaning set forth in Section 5(b).

“Voluntary Conversion” shall mean a conversion of the Debenture into shares of Common Stock pursuant to Section 5(b).

“Voluntary Conversion Date” shall have the meaning set forth in Section 5(b).

“Voluntary Conversion Notice” shall have the meaning set forth in Section 5(b).

 “Warrants” means the Common Stock Purchase Warrants offered and sold pursuant to the Offering Memorandum.

Section 2. Interest.

(a) Payment of Interest in Cash.  The Company shall pay interest to the Holder on the aggregate unconverted and then outstanding principal amount of this Debenture at the rate of 10% per annum, payable quarterly on the 5th day after the last Business Day of each calendar quarter beginning with the quarter ended September 30, 2010, on each Conversion Date (as to that principal amount then being converted) and on the Maturity Date (each such date, an “Interest Payment Date”), in cash. After the Maturity Date and until the outstanding principal and accrued interest on this has been paid, this Debenture will bear interest at a rate of 1.5% per month, computed on the basis of the actual number of days elapsed and a month of 30 days.  In addition to the payment of interest described above, in connection with the payment of a Redemption Amount, the Company shall pay the Holder via a bank check or wire transfer in the amount equal to all interest that would have accrued if the principal amount subject to such payment, had remained outstanding through September 30, 2012 (such amount, the “Make-Whole Interest Amount”).

(b) Interest Calculations.  Interest shall be calculated on the basis of a 360-day year, consisting of twelve 30 calendar day periods, and shall accrue daily commencing on the Original Issue Date until payment in full of the outstanding principal, together with all accrued and unpaid interest, liquidated damages and other amounts which may become due hereunder, has been made.

Section 3. Subordination.

(a) Debentures Subordinate to Senior Indebtedness. The provisions of this Section 3 apply notwithstanding anything to the contrary contained in this Debenture. The Company covenants and agrees, and the Holder, by such Holder’s acceptance hereof, likewise covenants and agrees, that, to the extent and in the manner hereinafter set forth in this Section 3, the Indebtedness represented by this Debenture and the payment of the principal of and interest on this Debenture are hereby expressly made subordinate and subject in right of the prior payment in full of all Senior Indebtedness. This Section 3 constitutes a continuing offer to all persons who become holders of, or continue to hold, Senior Indebtedness, each of whom is an obligee hereunder and is entitled to enforce such holder’s rights hereunder, subject to the provisions hereof, without any act or notice of acceptance hereof or reliance hereon.

(b) Payment Over of Proceeds Upon Dissolution, Etc.

(i) In the event of any Insolvency or Liquidation Proceeding, all Senior Indebtedness shall first be paid in full before the Holder is entitled to receive any direct or indirect payment or distribution of any cash, property or securities (excluding Reorganization Securities) on account of the principal of or interest on this Debenture.

(ii) The holders of Senior Indebtedness (or their respective Representatives) shall be entitled to receive directly, for application to the payment thereof (to the extent necessary to pay all such Senior Indebtedness in full after giving effect to any substantially concurrent payment or distribution to the holders of such Senior Indebtedness), any payment or distribution of any kind or character, whether in cash, property or securities (excluding Reorganization Securities but including any payment or distribution, except Reorganization Securities, which may be payable or deliverable by reason of the payment of any other Indebtedness of the Company being subordinated to the payment of this Debenture) which may be payable or deliverable in respect of this Debenture in any such Insolvency or Liquidation Proceeding.

(iii) In the event that, notwithstanding the foregoing provisions of this Section 3, the Holder shall have received any payment from or distribution of assets of the Company in an Insolvency or Liquidation Proceeding or the estate created by the commencement of any such Insolvency or Liquidation Proceeding, of any kind or character in respect of this Debenture whether in cash, property or securities (excluding Reorganization Securities but including any payment or distribution, except Reorganization Securities, which may be payable or deliverable by reason of the payment of any other Indebtedness of the Company being subordinated to the payment of this Debenture) before all Senior Indebtedness is paid in full, then and in such event such payment or distribution shall be received and held in trust for and shall be paid over to the holders of the Senior Indebtedness remaining unpaid (or their respective Representatives), to the extent necessary to pay all such Senior Indebtedness in full after giving effect to any substantially concurrent payment or distribution to the holders of such Senior Indebtedness, for application to the payment in full of such Senior Indebtedness.

(c) Default on Senior Indebtedness.

(i) If there exists a default in the payment when due (whether at maturity or upon acceleration or mandatory repayment, or on any principal installment payment date or interest payment date, or otherwise) of any Senior Indebtedness (a “Payment Default”) and such default shall not have been cured or waived in writing by or on behalf of the requisite percentage of the holders of such Senior Indebtedness (or their Representative, if any), then any payment on account of principal of or interest on this Debenture which the Holder would then be entitled to receive, but for the provisions of this Section 3(c), shall instead be paid over to the holders of such Senior Indebtedness (or their Representative, if any) until all amounts of Senior Indebtedness then due and payable have been paid in full, prior to any direct or indirect payment by or on behalf of the Company to the holder of any principal of or interest on this Debenture.

(ii) The Company may not, directly or indirectly, make, and the Holder may not ask, demand, take or receive from or on behalf of the Company, any payment on account of the principal of or interest on this Debenture during the period (a “Deferral Period”) from the date the Company and/or the Holder receive from a holder of Senior Indebtedness a notice (a “Deferral Notice”) of:

(1) the existence of a Payment Default; or

(2) the existence of any event of default (other than a Payment Default) under any agreement or instrument pursuant to which any Senior Indebtedness is issued, in each instance as now in effect or as hereafter from time to time modified or amended, without the necessity of any consent by or notice to the Holders (a “Specified Covenant Default”);

until the earlier of (i) the date such Payment Default or Specified Covenant Default is cured, waived in writing or otherwise ceases to exist and (ii) the one hundred eightieth (180th) day after receipt by the Company and/or by the holder of this Debenture of such Deferral Notice; provided, however, that (x) only one Deferral Notice relating to the same Payment Default or Specified Covenant Default may be given, (y) no subsequent Deferral Notice may be given with respect to any Payment Default or Specified Covenant Default existing at the time an effective Deferral Notice is given and (z) if any such Deferral Notice has been given, no subsequent Deferral Notice with respect to any number of different Payment Defaults or Specified Covenant Defaults shall be effective until the later of (1) the date such subsequent Deferral Notice is received by the Company and the holders of Subordinated Debentures and (2) the 365th day after receipt of the then most recent prior effective Deferral Notice. So long as any Senior Indebtedness is outstanding, the Holder shall give the holders of the Senior Indebtedness 5 Business Days prior written notice of any proposed demand for payment or institution of proceedings with respect to this Debenture (which notice may be given during a Deferral Period provided that the proposed demand for payment is not to be made or the proposed proceedings are not to be instituted until the expiration of such Deferral Period).

(iii) Upon termination of any Deferral Period the Company shall resume payments on account of the principal of and interest on this Debenture subject to the obligation of the Company and the Holder to pay over to the holders of Senior Indebtedness amounts otherwise payable on account of the principal of and interest on this Debenture pursuant to the provisions of, and in the circumstances specified in, this Section 3.

(iv) During the first 120 days of any Deferral Period, payment on account of this Debenture may not be accelerated unless a voluntary Insolvency or Liquidation Proceeding shall be instituted by the Company or an involuntary Insolvency or Liquidation Proceeding shall be instituted against the Company and such proceeding remains undismissed for a period of 60 days. So long as any Senior Indebtedness is outstanding, the Holder shall give the holders of the Senior Indebtedness 5 Business Days’ prior written notice of any proposed acceleration with respect to this Debenture (which notice may be given during a Deferral Period provided that the proposed acceleration is not to be effective until the expiration of such Deferral Period).

(v) In the event that, notwithstanding the foregoing provisions of this Section 3, any payment shall be made by or on behalf of the Company and received by the Holder at a time after the giving of a Deferral Notice and during a Deferral Period, then such payment shall be held in trust for the benefit of and shall be immediately paid over to the holders of Senior Indebtedness remaining unpaid or their respective Representatives, for application to the payment in full of all Senior Indebtedness in accordance with its terms (after giving effect to any prior or substantially concurrent payment to the holders of such Senior Indebtedness).

(d) Subrogation to Rights of Holders of Senior Indebtedness.  After all amounts payable under or in respect of Senior Indebtedness are paid in full, the Holder shall be subrogated to the extent of the payments or distributions made to the holders of, or otherwise applied to payment of, such Senior Indebtedness pursuant to the provisions of this Section 3 (equally and ratably with the holders of all Indebtedness of the Company which by its express terms is subordinate and subject in right of payment to Senior Indebtedness to substantially the same extent as this Debenture is so subordinate and subject in right of payment and which is entitled to like rights of subrogation), to the rights of the holders of such Senior Indebtedness (or their respective Representatives) to receive payments and distributions of cash, property and securities applicable to the Senior Indebtedness until the principal of and interest on this Debenture shall be paid in full. For purposes of such subrogation, no payments or distributions to the holders of the Senior Indebtedness (or their respective Representatives) of any cash, property or securities to which the Holder would be entitled except for the provisions of this Section 3, and no payments over pursuant to the provisions of this Section 3 to the holders of Senior Indebtedness (or their respective Representatives) by the Company or the Holder shall, as among the Company and its creditors (other than holders of Senior Indebtedness and the Holder), be deemed to be a payment or distribution by the Company to or on account of Senior Indebtedness it being understood that the provisions of this Section 3 are solely for the purpose of defining the relative rights of the holders of Senior Indebtedness on the one hand and the Holder on the other hand.

If any payment or distribution to which the Holder would otherwise have been entitled but for the provisions of this Section 3 shall have been applied, pursuant to the provisions of this Section 3, to the payment of all amounts payable under the Senior Indebtedness, then and in such case, the Holder shall be entitled to receive (equally and ratably with the holders of all Indebtedness of the Company which by its express terms is subordinate and subject in right of payment to Senior Indebtedness to substantially the same extent as this Debenture is subordinate and subject in right of payment and which is entitled to like rights) from the holders of such Senior Indebtedness (or their respective Representatives) any substantially contemporaneous payments or distributions received by such holders of Senior Indebtedness (or their respective Representatives) in excess of the amount sufficient to pay in full all obligations payable under or in respect of such Senior Indebtedness.

(e) Rights of Holders Not to Be Impaired.  Nothing contained in this Section 3 or elsewhere in this Debenture is intended to or shall:

(i) impair, as among the Company, its creditors other than holders of Senior Indebtedness and the Holder, the obligation of the Company, which is absolute and unconditional, to pay to the Holder the principal of and premium, if any, and interest on this Debenture as and when the same shall become due and payable in accordance with their terms; or

(ii) affect the relative rights against the Company of the Holder of this Debenture and creditors of the Company other than the holders of Senior Indebtedness; or

(iii) prevent the Holder from exercising all remedies otherwise permitted by applicable law upon default subject to the rights, if any, under this Section 3 of the holders of Senior Indebtedness to receive payments or distributions otherwise payable or deliverable to, or received by, such holder upon the exercise of any such remedy and subject to the restriction on acceleration set forth in Section 3(c)(iv).

(f) Effectuation of Subordination. If the Holder does not file a proper claim or proof of debt in the form required in any Insolvency or Liquidation Proceeding prior to 30 days before the expiration of the time to file such claims or proofs, then the holders of the Senior Indebtedness, or their Representatives, are hereby authorized, and shall have the right (without any duty), to file an appropriate claim for and on behalf of such holder.

(g) No Waiver of Subordination Provisions. No right of any present or future holder of any Senior Indebtedness, or Representative thereof, to enforce subordination as herein provided shall at any time in any way be prejudiced or impaired by any act or failure to act on the part of the Company or by any act or failure to act by any such holder or Representative thereof, or by any noncompliance by the Company with the terms, provisions and covenants of this Debenture regardless of any knowledge thereof which any such holder or Representative thereof may have or be otherwise charged with.

Without in any way limiting the generality of the foregoing paragraph, the holders of Senior Indebtedness (or their Representatives, if applicable) may, at any time and from time to time, without the consent of or notice to the Holder, without incurring responsibility to the Holder and without impairing or releasing the subordination and other benefits provided in this Section 3 or the obligations hereunder of the Holder to the holders of Senior Indebtedness, do any one or more of the following all without notice to the Holder and even if any right of reimbursement or subrogation or other right or remedy of the Holder is affected, impaired or extinguished thereby:

(i) change the manner, place or terms of payment or change or extend the time of payment of, or renew, exchange, amend or alter, the terms of any Senior Indebtedness, any security therefor or guaranty thereof or any liability of the Company or any guarantor to such holder, or any liability incurred directly or indirectly in respect thereof, or otherwise  amend, renew, exchange, modify or supplement in any manner Senior Indebtedness or any instrument evidencing or guaranteeing or securing the same or any agreement under which Senior Indebtedness is outstanding;

(ii) sell, exchange, release, surrender, realize upon, enforce or otherwise deal with in any manner and any order any property pledged, mortgaged or otherwise securing Senior Indebtedness or any liability of the Company or any guarantor to such holder, or any liability incurred directly or indirectly in respect thereof;

(iii) settle or compromise any Senior Indebtedness or any other liability of the Company or any guarantor of the Senior Indebtedness to such holder or any security therefor or any liability incurred directly or indirectly in respect thereof and apply any sums by whomsoever paid and however realized to any liability (including, without limitation, Senior Indebtedness) in any manner or order; and

(iv) fail to take or to record or otherwise perfect, for any reason or for no reason, any lien or security interest securing Senior Indebtedness by whomsoever granted, exercise or delay in or refrain from exercising any right or remedy against the Company or any security or any guarantor or any other person, elect any remedy and otherwise deal freely with the Company and any security and any guarantor of the Senior Indebtedness or any liability of the Company or any guarantor to such holder or any liability incurred directly or indirectly in respect thereof.

(h) Reliance on Court Orders; Evidence of Status. Upon any payment or distribution of assets of the Company referred to in Section 3(b), the Holder shall be entitled to rely upon a certificate of the receiver, trustee in bankruptcy, liquidating trustee, agent or other person making such payment or distribution delivered to the Holder for the purpose of ascertaining the persons entitled to participate in such payment or distribution, the holders of Senior Indebtedness and other Indebtedness of the Company, the amount thereof or payable thereon, the amount or amounts paid or distributed thereon and all other facts pertinent thereto or to this Section 3.

In the absence of any such receiver, trustee in bankruptcy, liquidating trustee, agent or other person, the holder of this Debenture shall be entitled to rely upon a written notice by a person representing himself to be a holder of Senior Indebtedness (or a Representative on behalf of such holder) as evidence that such person is a holder of Senior Indebtedness (or is such a Representative) for any relevant purpose. In the event that any holder determines in good faith that further evidence is  required with respect to the right of any person as a holder of Senior Indebtedness (or such a Representative), as to the extent to which such person is entitled to participate in such payment or distribution, and as to other facts pertinent to the rights of such person under this Section 3, such holder may request such person to furnish evidence to the reasonable satisfaction of such holder as to the amount of Senior Indebtedness held by such person, the extent to which such person is entitled to participate in such payment or distribution and any other facts pertinent to the rights of such person under this Section 3, and if such evidence is not furnished such holder may defer (without liability to any holder of Senior Indebtedness or any Representative of such holder) any payment to such person pending judicial determination as to the right of such person to receive such payment or until such time as such holder shall be otherwise satisfied as to the right of such person to receive such payment.

(i) Not to Prevent Events of Default. The failure to make a payment on account of the principal of or interest on this Debenture by reason of any provision of this Section 3 shall not be construed as preventing the occurrence of a default or an Event of Default under this Debenture. Except as expressly provided in Section 3(c)(iv), nothing in this Section 3 shall affect the rights of the Holder to accelerate the maturity of this Debenture in accordance with its terms.

(j) Amendments. Without the prior written consent of the holders of the Senior Indebtedness, the Company and the Holder shall not (i) amend, supplement or otherwise modify any provision of this Section 3, (ii) accelerate the payment of the principal of or interest on this Debenture or (iii) if such amendment would have a material adverse effect on the holders of the Senior Indebtedness, amend, supplement or otherwise modify any other provision of this Debenture.

Section 4. Registration of Transfers and Exchanges.

(a) Different Denominations.  This Debenture is exchangeable for an equal aggregate principal amount of Debentures of different authorized denominations, as requested by the Holder surrendering the same. No service charge will be payable for such registration of transfer or exchange.

(b) Investment Representations.  This Debenture has been issued subject to certain investment representations of the original Holder set forth in the Purchase Agreement and may be transferred or exchanged only in compliance with the Purchase Agreement and applicable federal and state securities laws and regulations.

(c) Reliance on Debenture Register.  Prior to due presentment for transfer to the Company of this Debenture, the Company and any agent of the Company may treat the Person in whose name this Debenture is duly registered on the Debenture Register as the owner hereof for the purpose of receiving payment as herein provided and for all other purposes, whether or not this Debenture is overdue, and neither the Company nor any such agent shall be affected by notice to the contrary.

Section 5. Conversion.

(a) Forced Conversion. The Company may cause the Holder to convert all or part of the then outstanding principal amount of this Debenture into shares of Common Stock at the Conversion Price if all of the following conditions are met: (i) the Closing Bid Price or Closing Sales Price, as the case may be, of a share of the Company’s Common Stock equals or exceeds $2.50 (subject to appropriate adjustment in the event of a stock split, stock dividend, combination or similar event) for 20 consecutive Trading Days (the “Threshold Period”), (ii) the average daily trading volume of the Company’s Common Stock is equal to at least 1% of the number of shares of Common Stock outstanding on the last trading date of the Threshold Period, (iii) Rule 144 of the Securities Act is available for the resale of all the Conversion Shares on the Forced Conversion Notice Date and (iv) each of the Equity Conditions shall have been met (unless waived in writing by the Holder) on each Trading Day during the Threshold Period.  The Company may, within 3 Trading Days after the end of a Threshold Period, deliver a written notice to the Holder (the “Forced Conversion Notice” and the date such notice is delivered to the Holder, the “Forced Conversion Notice Date”) to cause the Holder to convert all or part of the then outstanding principal amount of this Debenture.  The “Forced Conversion Date” shall be deemed to occur on the 3rd Trading Day following the Forced Conversion Notice Date.  All accrued and unpaid interest on the Forced Conversion Date shall be paid in cash by the Company.  Any Forced Conversion shall be applied ratably to all Holders of Debentures issued pursuant to the Purchase Agreement, provided that any Voluntary Conversions by a Holder shall be applied against the Holder’s pro rata allocation, thereby decreasing the aggregate amount forcibly converted hereunder if only a portion of this Debenture is forcibly converted.  The Company shall notify the Holder in writing within 1 Trading Day after any Forced Conversion under this Section 5(a).

(b) Voluntary Conversion.  At any time after the Original Issue Date until this Debenture is no longer outstanding, this Debenture shall be convertible, in whole or in part, into shares of Common Stock at the option of the Holder, at any time and from time to time. The Holder shall effect conversions by delivering to the Company a Voluntary Conversion Notice, the form of which is attached hereto as Annex A (each, a “Voluntary Conversion Notice”), specifying therein the principal amount of this Debenture to be converted and the date on which such conversion shall be effected (such date, the “Voluntary Conversion Date”). If no Voluntary Conversion Date is specified in a Voluntary Conversion Notice, the Voluntary Conversion Date shall be the date that such Voluntary Conversion Notice is deemed delivered hereunder.

(c) Surrender of Debenture.  To effect Conversions hereunder, the Holder shall not be required to physically surrender this Debenture to the Company unless the entire principal amount of this Debenture, plus all accrued and unpaid interest thereon, has been so converted and paid. Conversions hereunder shall have the effect of lowering the outstanding principal amount of this Debenture in an amount equal to the applicable Conversion. The Holder and the Company shall maintain records showing the principal amount(s) converted and the date of such Conversion(s). The Company may deliver an objection to any Voluntary Conversion Notice within 1 Business Day of delivery of such Voluntary Conversion Notice. In the event of any dispute or discrepancy, the records of the Holder shall be controlling and determinative in the absence of manifest error. The Holder, and any assignee by acceptance of this Debenture, acknowledge and agree that, by reason of the provisions of this paragraph, following conversion of a portion of this Debenture, the unpaid and unconverted principal amount of this Debenture may be less than the amount stated on the face hereof.

(d) Conversion Price.  The conversion price in effect on any Forced Conversion Date or Voluntary Conversion Date shall be equal to $0.75, subject to adjustment herein (the “Conversion Price”).

(e) Mechanics of Conversion.

(i) Conversion Shares Issuable Upon Conversion of Principal Amount.  The number of Conversion Shares issuable upon a Conversion hereunder shall be determined by the quotient obtained by dividing (x) the outstanding principal amount of this Debenture to be converted by (y) the Conversion Price.

(ii) Delivery of Certificate Upon Conversion.  Not later than 5 Trading Days after each Forced Conversion Date or Voluntary Conversion Date (the “Share Delivery Date”), the Company shall deliver, or cause to be delivered, to the Holder (A) a certificate or certificates representing the Conversion Shares and (B) a bank check in the amount of accrued and unpaid interest (plus any Make-Whole Interest Amount(s)).

(iii) Failure to Deliver Certificates.  If, in the case of any Notice of Conversion, such certificate or certificates are not delivered to or as directed by the applicable Holder by the Share Delivery Date, the Holder shall be entitled to elect by written notice to the Company at any time on or before its receipt of such certificate or certificates, to rescind such Conversion, in which event the Company shall promptly return to the Holder any original Debenture delivered to the Company and the Holder shall promptly return to the Company the Common Stock certificates issued to such Holder pursuant to the rescinded Conversion Notice.

(iv) Obligation Absolute; Partial Liquidated Damages.  The Company’s obligations to issue and deliver the Conversion Shares upon Conversion of this Debenture in accordance with the terms hereof are absolute and unconditional, irrespective of any action or inaction by the Holder to enforce the same, any waiver or consent with respect to any provision hereof, the recovery of any judgment against any Person or any action to enforce the same, or any setoff, counterclaim, recoupment, limitation or termination, or any breach or alleged breach by the Holder or any other Person of any obligation to the Company or any violation or alleged violation of law by the Holder or any other Person, and irrespective of any other circumstance which might otherwise limit such obligation of the Company to the Holder in connection with the issuance of such Conversion Shares; provided, however, that such delivery shall not operate as a waiver by the Company of any such action the Company may have against the Holder. In the event the Holder of this Debenture shall elect to convert any or all of the outstanding principal amount hereof, the Company may not refuse Conversion based on any claim that the Holder or anyone associated or affiliated with the Holder has been engaged in any violation of law, agreement or for any other reason, unless an injunction from a court, on notice to Holder, restraining and or enjoining Conversion of all or part of this Debenture shall have been sought and obtained, and the Company posts a surety bond for the benefit of the Holder in the amount of 150% of the outstanding principal amount of this Debenture, which is subject to the injunction, which bond shall remain in effect until the completion of arbitration/litigation of the underlying dispute and the proceeds of which shall be payable to the Holder to the extent it obtains judgment. In the absence of such injunction, the Company shall issue Conversion Shares or, if applicable, cash, upon a properly noticed Conversion. If the Company fails for any reason to deliver to the Holder such certificate or certificates pursuant to Section 5(c)(ii) by the Share Delivery Date, the Company shall pay to the Holder, in cash, as liquidated damages and not as a penalty, for each $1,000 of principal amount being converted, $10 per Trading Day (increasing to $20 per Trading Day on the 5th Trading Day after such liquidated damages begin to accrue) for each Trading Day after such Share Delivery Date until such certificates are delivered or Holder rescinds such conversion. Nothing herein shall limit a Holder’s right to pursue actual damages or declare an Event of Default pursuant to Section 9 for the Company’s failure to deliver Conversion Shares within the period specified herein and the Holder shall have the right to pursue all remedies available to it hereunder, at law or in equity including, without limitation, a decree of specific performance and/or injunctive relief. The exercise of any such rights shall not prohibit the Holder from seeking to enforce damages pursuant to any other Section hereof or under applicable law.

(v) Reservation of Shares Issuable Upon Conversion.  The Company covenants that it will at all times reserve and keep available out of its authorized and unissued shares of Common Stock for the sole purpose of issuance upon Conversion of this Debenture as herein provided, free from preemptive rights or any other actual contingent purchase rights of Persons other than the Holder (and the other holders of the Debentures), not less than such aggregate number of shares of the Common Stock as shall (subject to the terms and conditions set forth in the Purchase Agreement) be issuable (taking into account the adjustments in Section 6) upon the Conversion of the then outstanding principal amount of this Debenture. The Company covenants that all shares of Common Stock that shall be so issuable shall, upon issue, be duly authorized, validly issued, fully paid and non-assessable.

(vi) Fractional Shares.  No fractional shares or scrip representing fractional shares shall be issued upon the Conversion of this Debenture. As to any fraction of a share which the Holder would otherwise be entitled to purchase upon such Conversion, the Company shall at its election, either pay a cash adjustment in respect of such final fraction in an amount equal to such fraction multiplied by the Conversion Price or round up to the next whole share.

(vii) Transfer Taxes.  The issuance of certificates for shares of Common Stock on Conversion of this Debenture shall be made without charge to the Holder for any documentary stamp or similar taxes that may be payable in respect of the issue or delivery of such certificates, provided that, the Company shall not be required to pay any tax that may be payable in respect of any transfer involved in the issuance and delivery of any such certificate upon Conversion in a name other than that of the Holder of this Debenture so converted and the Company shall not be required to issue or deliver such certificates unless or until the Person or Persons requesting the issuance thereof shall have paid to the Company the amount of such tax or shall have established to the satisfaction of the Company that such tax has been paid.

Section 6. Certain Adjustments.

(a) Stock Dividends and Stock Splits.  If the Company, at any time while this Debenture is outstanding: (i) pays a stock dividend or otherwise makes a distribution or distributions payable in shares of Common Stock on shares of Common Stock or any Common Stock Equivalents (which, for avoidance of doubt, shall not include any shares of Common Stock issued by the Company upon conversion of the Debentures), (ii) subdivides outstanding shares of Common Stock into a larger number of shares, (iii) combines (including by way of a reverse stock split) outstanding shares of Common Stock into a smaller number of shares or (iv) issues, in the event of a reclassification of shares of the Common Stock, any shares of capital stock of the Company, then the Conversion Price shall be multiplied by a fraction of which the numerator shall be the number of shares of Common Stock (excluding any treasury shares of the Company) outstanding immediately before such event, and of which the denominator shall be the number of shares of Common Stock outstanding immediately after such event. Any adjustment made pursuant to this Section shall become effective immediately after the record date for the determination of stockholders entitled to receive such dividend or distribution and shall become effective immediately after the effective date in the case of a subdivision, combination or re-classification.

(b) Subsequent Equity Sales.

(i) If, at any time prior to September 30, 2011 and while this Debenture is outstanding, the Company sells or grants any option to purchase or sells or grants any right to reprice, or otherwise disposes of or issues (or announces any sale, grant or any option to purchase or other disposition), any Common Stock or Common Stock Equivalents entitling any Person to acquire shares of Common Stock at an effective price per share that is lower than the then Conversion Price (such lower price, the “Base Conversion Price” and such issuances, collectively, a “Dilutive Issuance”) (if the holder of the Common Stock or Common Stock Equivalents so issued shall at any time, whether by operation of purchase price adjustments, reset provisions, floating conversion, exercise or exchange prices or otherwise, or due to warrants, options or rights per share which are issued in connection with such issuance, be entitled to receive shares of Common Stock at an effective price per share that is lower than the Conversion Price, such issuance shall be deemed to have occurred for less than the Conversion Price on such date of the Dilutive Issuance), then the Conversion Price shall be reduced to equal the Base Conversion Price.  Such adjustments shall be made whenever such Common Stock or Common Stock Equivalents are issued.

(ii) If, at any time on or after September 30, 2011 and while this Debenture is outstanding, the Company effects a Dilutive Issuance, then the Conversion Price shall be reduced to the price determined by dividing (A) an amount equal to the sum of (1) the number of shares of Common Stock outstanding immediately prior to such Dilutive Issuance multiplied by the then existing Conversion Price and (2) the consideration, if any, received by the Company upon such Dilutive Issuance, by (B) the total number of shares of Common Stock outstanding immediately after such Dilutive Issuance. Such adjustments shall be made whenever such Common Stock or Common Stock Equivalents are issued.

(iii) Notwithstanding the foregoing, no adjustment will be made under this Section 6(b) in respect of an Exempt Issuance. The Company shall notify the Holder in writing, no later than the Trading Day following the issuance of any Common Stock or Common Stock Equivalents subject to this Section 6(b), indicating therein the applicable issuance price, or applicable reset price, exchange price, conversion price and other pricing terms (such notice, the “Dilutive Issuance Notice”). For purposes of clarification, whether or not the Company provides a Dilutive Issuance Notice pursuant to this Section 6(b), upon the occurrence of any Dilutive Issuance, the Holder is entitled to receive a number of Conversion Shares based upon the Base Conversion Price on or after the date of such Dilutive Issuance, regardless of whether the Holder accurately refers to the Base Conversion Price in the Notice of Conversion.

(c) Subsequent Rights Offerings.  If the Company, at any time while the Debenture is outstanding, shall issue rights, options or warrants to all holders of Common Stock (and not to the Holders) entitling them to subscribe for or purchase shares of Common Stock at a price per share that is lower than the Conversion Price on the record date referenced below, then the Conversion Price shall be multiplied by a fraction of which the denominator shall be the number of shares of the Common Stock outstanding on the date of issuance of such rights, options or warrants plus the number of additional shares of Common Stock offered for subscription or purchase, and of which the numerator shall be the number of shares of the Common Stock outstanding on the date of issuance of such rights, options or warrants plus the number of shares which the aggregate offering price of the total number of shares so offered (assuming delivery to the Company in full of all consideration payable upon exercise of such rights, options or warrants) would purchase at such Conversion Price. Such adjustment shall be made whenever such rights, options or warrants are issued, and shall become effective immediately after the record date for the determination of stockholders entitled to receive such rights, options or warrants.

(d) Pro Rata Distributions.  If the Company, at any time while this Debenture is outstanding, distributes to all holders of Common Stock (and not to the Holders) evidences of its indebtedness or assets (including cash and cash dividends) or rights or warrants to subscribe for or purchase any security (other than the Common Stock, which shall be subject to Section 6(b)), then in each such case the Conversion Price shall be adjusted by multiplying such Conversion Price in effect immediately prior to the record date fixed for determination of stockholders entitled to receive such distribution by a fraction of which the denominator shall be the Conversion Price as of the record date mentioned above, and of which the numerator shall be such Conversion Price on such record date less the then fair market value at such record date of the portion of such assets or evidence of indebtedness or rights or warrants so distributed applicable to one outstanding share of the Common Stock as determined by the Board of Directors of the Company in good faith. In either case the adjustments shall be described in a statement delivered to the Holder describing the portion of assets or evidences of indebtedness so distributed or such subscription rights applicable to one share of Common Stock. Such adjustment shall be made whenever any such distribution is made and shall become effective immediately after the record date mentioned above.

(e) Fundamental Transaction.  If, at any time while this Debenture is outstanding, (i) the Company, directly or indirectly, in one or more related transactions effects any merger or consolidation of the Company with or into another Person, (ii) the Company, directly or indirectly, effects any sale, lease, license, assignment, transfer, conveyance or other disposition of all or substantially all of its assets in one or a series of related transactions, (iii) any, direct or indirect, purchase offer, tender offer or exchange offer (whether by the Company or another Person) is completed pursuant to which holders of Common Stock are permitted to sell, tender or exchange their shares for other securities, cash or property and has been accepted by the holders of 50% or more of the outstanding Common Stock, (iv) the Company, directly or indirectly, in one or more related transactions effects any reclassification, reorganization or recapitalization of the Common Stock or any compulsory share exchange pursuant to which the Common Stock is effectively converted into or exchanged for other securities, cash or property, (v) the Company, directly or indirectly, in one or more related transactions consummates a stock or share purchase agreement or other business combination (including, without limitation, a reorganization, recapitalization, spin-off or scheme of arrangement) with another Person whereby such other Person acquires more than 50% of the outstanding shares of Common Stock (not including any shares of Common Stock held by the other Person or other Persons making or party to, or associated or affiliated with the other Persons making or party to, such stock or share purchase agreement or other business combination) (each a “Fundamental Transaction”), then, upon any subsequent conversion of this Debenture, the Holder shall have the right to receive, for each Conversion Share that would have been issuable upon such conversion immediately prior to the occurrence of such Fundamental Transaction, the number of shares of Common Stock of the successor or acquiring corporation or of the Company, if it is the surviving corporation, and any additional consideration (the “Alternate Consideration”) receivable as a result of such Fundamental Transaction by a holder of the number of shares of Common Stock for which this Debenture is convertible immediately prior to such Fundamental Transaction. For purposes of any such conversion, the determination of the Conversion Price shall be appropriately adjusted to apply to such Alternate Consideration based on the amount of Alternate Consideration issuable in respect of 1 share of Common Stock in such Fundamental Transaction, and the Company shall apportion the Conversion Price among the Alternate Consideration in a reasonable manner reflecting the relative value of any different components of the Alternate Consideration. If holders of Common Stock are given any choice as to the securities, cash or property to be received in a Fundamental Transaction, then the Holder shall be given the same choice as to the Alternate Consideration it receives upon any conversion of this Debenture following such Fundamental Transaction. The Company shall cause any successor entity in a Fundamental Transaction in which the Company is not the survivor (the “Successor Entity”) to assume in writing all of the obligations of the Company under this Debenture and the other Transaction Documents (as defined in the Purchase Agreement) in accordance with the provisions of this Section 6(e) pursuant to written agreements in form and substance reasonably satisfactory to the Holder and approved by the Holder (without unreasonable delay) prior to such Fundamental Transaction and shall, at the option of the holder of this Debenture, deliver to the Holder in exchange for this Debenture a security of the Successor Entity evidenced by a written instrument substantially similar in form and substance to this Debenture which is convertible for a corresponding number of shares of capital stock of such Successor Entity (or its parent entity) equivalent to the shares of Common Stock acquirable and receivable upon conversion of this Debenture (without regard to any limitations on the conversion of this Debenture) prior to such Fundamental Transaction, and with a conversion price which applies the conversion price hereunder to such shares of capital stock (but taking into account the relative value of the shares of Common Stock pursuant to such Fundamental Transaction and the value of such shares of capital stock, such number of shares of capital stock and such conversion price being for the purpose of protecting the economic value of this Debenture immediately prior to the consummation of such Fundamental Transaction), and which is reasonably satisfactory in form and substance to the Holder. Upon the occurrence of any such Fundamental Transaction, the Successor Entity shall succeed to, and be substituted for (so that from and after the date of such Fundamental Transaction, the provisions of this Debenture and the other Transaction Documents referring to the “Company” shall refer instead to the Successor Entity), and may exercise every right and power of the Company and shall assume all of the obligations of the Company under this Debenture and the other Transaction Documents with the same effect as if such Successor Entity had been named as the Company herein.

(f) Calculations.  All calculations under this Section 6 shall be made to the nearest cent or the nearest 1/100th of a share, as the case may be. For purposes of this Section 6, the number of shares of Common Stock deemed to be issued and outstanding as of a given date shall be the sum of the number of shares of Common Stock (excluding any treasury shares of the Company) issued and outstanding.

(g) Notice to the Holder.

(i) Adjustment to Conversion Price.  Whenever the Conversion Price is adjusted pursuant to any provision of this Section 6, the Company shall promptly deliver to each Holder a notice setting forth the Conversion Price after such adjustment and setting forth a brief statement of the facts requiring such adjustment.

(ii) Notice to Allow Conversion by Holder.  If (A) the Company shall declare a dividend (or any other distribution in whatever form) on the Common Stock, (B) the Company shall declare a special nonrecurring cash dividend on or a redemption of the Common Stock, (C) the Company shall authorize the granting to all holders of the Common Stock of rights or warrants to subscribe for or purchase any shares of capital stock of any class or of any rights, (D) the approval of any stockholders of the Company shall be required in connection with any reclassification of the Common Stock, any consolidation or merger to which the Company is a party, any sale or transfer of all or substantially all of the assets of the Company, or any compulsory share exchange whereby the Common Stock is converted into other securities, cash or property or (E) the Company shall authorize the voluntary or involuntary dissolution, liquidation or winding up of the affairs of the Company, then, in each case, the Company shall cause to be filed at each office or agency maintained for the purpose of conversion of this Debenture, and shall cause to be delivered to the Holder at its last address as it shall appear upon the Debenture Register, at least 20 calendar days prior to the applicable record or effective date hereinafter specified, a notice stating (x) the date on which a record is to be taken for the purpose of such dividend, distribution, redemption, rights or warrants, or if a record is not to be taken, the date as of which the holders of the Common Stock of record to be entitled to such dividend, distributions, redemption, rights or warrants are to be determined or (y) the date on which such reclassification, consolidation, merger, sale, transfer or share exchange is expected to become effective or close, and the date as of which it is expected that holders of the Common Stock of record shall be entitled to exchange their shares of the Common Stock for securities, cash or other property deliverable upon such reclassification, consolidation, merger, sale, transfer or share exchange, provided that the failure to deliver such notice or any defect therein or in the delivery thereof shall not affect the validity of the corporate action required to be specified in such notice. To the extent that any notice provided hereunder constitutes, or contains, material, non-public information regarding the Company, the Company shall simultaneously file such notice with the Commission pursuant to a Current Report on Form 8-K. The Holder shall remain entitled to convert this Debenture during the 20-day period commencing on the date of such notice through the effective date of the event triggering such notice except as may otherwise be expressly set forth herein.

Section 7. Redemption

(a) Optional Redemption at Election of Company. Subject to the provisions of this Section 7(a), at any time after September 30, 2011, the Company may deliver a notice to the Holder (an “Optional Redemption Notice” and the date such notice is deemed delivered hereunder, the “Optional Redemption Notice Date”) of its irrevocable election to redeem all of the then outstanding principal amount of this Debenture for cash in an amount equal to the Redemption Amount on the 20th Trading Day following the Optional Redemption Notice Date (such date, the “Optional Redemption Date”, such 20 Trading Day period, the “Optional Redemption Period” and such redemption, the “Optional Redemption”). The Redemption Amount is payable in full on the Optional Redemption Date. The Company may only effect an Optional Redemption if (i) the Optional Redemption is made with respect to all Debentures issued under the Offering Memorandum on a pro rata basis, based on the respective aggregate outstanding principal amounts of each Debenture and (ii) each of the Equity Conditions shall have been met (unless waived in writing by the Holder) on each Trading Day during the period commencing on the Optional Redemption Notice Date through to the Optional Redemption Date and through and including the date payment of the Redemption Amount is actually made in full. If any of the Equity Conditions shall cease to be satisfied at any time during the Optional Redemption Period, then the Holder may elect to nullify the Optional Redemption Notice by notice to the Company within 3 Trading Days after the first day on which any such Equity Condition has not been met (provided that if, by a provision of the Transaction Documents, the Company is obligated to notify the Holder of the non-existence of an Equity Condition, such notice period shall be extended to the 3rd Trading Day after proper notice from the Company) in which case the Optional Redemption Notice shall be null and void, ab initio. The Company covenants and agrees that it will honor all Voluntary Conversion Notices tendered from the time of delivery of the Optional Redemption Notice through the date all amounts owing thereon are due and paid in full. The Company’s determination to pay an Optional Redemption in cash shall be applied ratably to all of the holders of the then outstanding Debentures based on their (or their predecessor’s) initial purchases of Debentures pursuant to the Purchase Agreement.

(b) Mandatory Redemption at Election of Holder. Subject to the provisions of this Section 7(b), if at any time after the Original Issue Date and prior to the Maturity Date the Company offers and sells debt and/or equity securities of the Company (other than the Debentures and Warrants) in one or more closings where the aggregate proceeds to the Company, in immediately available funds, equals at least $15 million (the “Subsequent Financing”), the Company shall deliver a notice to the Holder within 1 Trading Day after completion of a Subsequent Financing (a “Subsequent Financing Notice” and the date such notice is deemed delivered hereunder, the “Subsequent Financing Notice Date”) stating that the Company has completed a Subsequent Financing.  Within 10 Trading Days of the Subsequent Offering Notice Date, the Holder may deliver a notice hereunder to the Company (a “Mandatory Redemption Notice” and the date such notice is deemed delivered hereunder, the “Mandatory Redemption Notice Date”) of the Holder’s election to require the Company to redeem all of the then outstanding principal amount of this Debenture for cash in an amount equal to the Redemption Amount no later than the 10th Trading Day following the Mandatory Redemption Notice Date (such date, the “Mandatory Redemption Date” and such redemption, the “Mandatory Redemption”). The Redemption Amount is payable in full on the Mandatory Redemption Date. The Company may effect a Mandatory Redemption with respect to less than all of the Debentures.

(c) Redemption Procedure.  The payment of cash pursuant to an Optional Redemption or Mandatory Redemption shall be payable on the Optional Redemption Date and the Mandatory Redemption Date, respectively. If any portion of the payment pursuant to an Optional Redemption or Mandatory Redemption shall not be paid by the Company by the applicable due date, interest shall accrue thereon at an interest rate equal to the lesser of 18% per annum or the maximum rate permitted by applicable law until such amount is paid in full. Notwithstanding anything herein contained to the contrary, if any portion of the Redemption Amount remains unpaid after such date, the Holder may elect, by written notice to the Company given at any time thereafter, to invalidate such Optional Redemption, ab initio, and, with respect to the Company’s failure to honor the Optional Redemption, the Company shall have no further right to exercise such Optional Redemption. With respect to an Optional Redemption, the Holder may elect to convert the outstanding principal amount of the Debenture pursuant to Section 5 prior to actual payment in cash for any redemption under this Section 7 by the delivery of a Voluntary Conversion Notice to the Company.

Section 8. Negative Covenants.  As long as any portion of this Debenture remains outstanding, unless the holders of at least 67% in principal amount of the then outstanding Debentures shall have otherwise given prior written consent, the Company shall not directly or indirectly:

(a) other than Permitted Indebtedness, enter into, create, incur, assume, guarantee or suffer to exist any Indebtedness for borrowed money of any kind, including, but not limited to, a guarantee, on or with respect to any of its property or assets now owned or hereafter acquired or any interest therein or any income or profits therefrom;

(b) other than Permitted Liens, enter into, create, incur, assume or suffer to exist any Liens of any kind, on or with respect to any of its property or assets now owned or hereafter acquired or any interest therein or any income or profits therefrom;

(c) amend its charter documents, including, without limitation, its articles of incorporation and bylaws, in any manner that materially and adversely affects any rights of the Holder;

(d) repay, repurchase or offer to repay, repurchase or otherwise acquire more than a de minimis number of shares of its Common Stock or Common Stock Equivalents other than as to (i) the Conversion Shares or Warrant Shares as permitted or required under the Transaction Documents and (ii) repurchases of Common Stock or Common Stock Equivalents of departing officers and directors of the Company, provided that such repurchases shall not exceed an aggregate of $100,000 for all officers and directors during the term of this Debenture;

(e) repay, repurchase or offer to repay, repurchase or otherwise acquire any Indebtedness, other than Permitted Indebtedness;

(f) pay cash dividends or distributions on any equity securities of the Company;

(g) enter into any transaction with any Affiliate of the Company which would be required to be disclosed in any public filing with the Commission, unless such transaction is made on an arm’s-length basis and expressly approved by a majority of the disinterested directors of the Company (even if less than a quorum otherwise required for board approval); or

(h) enter into any agreement with respect to any of the foregoing.

Section 9. Event of Default.

(a) “Event of Default” means, wherever used herein, any of the following events (whatever the reason for such event and whether such event shall be voluntary or involuntary or effected by operation of law or pursuant to any judgment, decree or order of any court, or any order, rule or regulation of any administrative or governmental body):

(i) any default in the payment of (A) the principal amount of any Debenture or (B) interest, liquidated damages and other amounts owing to a Holder on any Debenture, as and when the same shall become due and payable (whether on a Forced Conversion Date, Voluntary Conversion Date, Optional Redemption Date, Mandatory Redemption Date or the Maturity Date or by acceleration or otherwise) which default, solely in the case of an interest payment or other default under clause (B) above, is not cured within 5 Trading Days;

(ii) the Company shall fail to observe or perform any other covenant or agreement contained in the Debentures (other than a breach by the Company of its obligations to deliver shares of Common Stock to the Holder upon Conversion, which breach is addressed in clause (ix) below) which failure is not cured, if possible to cure, within the earlier to occur of (A) 5 Trading Days after notice of such failure sent by the Holder or by any other Holder to the Company and (B) 10 Trading Days after the Company has become or should have become aware of such failure;

(iii) a material default or event of default (subject to any grace or cure period provided in the applicable agreement, document or instrument) shall occur under (A) any of the Transaction Documents or (B) any other material agreement, lease, document or instrument to which the Company is obligated (and not covered by clause (vi) below);

(iv) any representation or warranty made in this Debenture, any other Transaction Documents, any written statement pursuant hereto or thereto or any other report, financial statement or certificate made or delivered to the Holder or any other Holder shall be untrue or incorrect in any material respect as of the date when made or deemed made;

(v) the Company shall be subject to a Bankruptcy Event;

(vi) the Company shall default on any of its Indebtedness that (a) involves an obligation greater than $150,000, whether such Indebtedness now exists or shall hereafter be created, and (b) results in such Indebtedness becoming or being declared due and payable prior to the date on which it would otherwise become due and payable;

(vii) the Common Stock shall not be eligible for listing or quotation for trading on a Trading Market and shall not be eligible to resume listing or quotation for trading thereon within 5 Trading Days;

(viii) the Company shall be a party to any Change of Control Transaction or Fundamental Transaction or shall agree to sell or dispose of all or in excess of 50% of its assets in one transaction or a series of related transactions (whether or not such sale would constitute a Change of Control Transaction);

(ix) the Company shall fail for any reason to deliver certificates to a Holder prior to the 5th Trading Day after a Forced Conversion Date or Voluntary Conversion Date pursuant to Section 5(e) or the Company shall provide at any time notice to the Holder, including by way of public announcement, of the Company’s intention to not honor requests for conversions of any Debentures in accordance with the terms hereof;

(x) the Company does not meet the current public information requirements under Rule 144; or

(xi) any monetary judgment, writ or similar final process shall be entered or filed against the Company or any of its properties or other assets for more than $150,000, and such judgment, writ or similar final process shall remain unvacated, unbonded or unstayed for a period of 45 calendar days.

(b) Remedies Upon Event of Default.  If any Event of Default occurs, the Holder may, with the consent of the holders of 67% of then outstanding principle amount of the Debentures, by written notice to the Company (with copy to the Agent) declare all outstanding principal amount of this Debenture, plus accrued but unpaid interest, liquidated damages and other amounts owing in respect thereof through the date of acceleration, immediately due and payable in cash. Commencing 5 days after the occurrence of any Event of Default that results in the eventual acceleration of this Debenture, the interest rate on this Debenture shall accrue at an interest rate equal to the lesser of 18% per annum or the maximum rate permitted under applicable law. In connection with such acceleration described herein, the Holder need not provide, and the Company hereby waives, any presentment, demand, protest or other notice of any kind, and the Holder may immediately and without expiration of any grace period enforce any and all of its rights and remedies hereunder and all other remedies available to it under applicable law. Such acceleration may be rescinded and annulled by Holder at any time prior to payment hereunder and the Holder shall have all rights as a holder of the Debenture until such time, if any, as the Holder receives full payment pursuant to this Section 9(b). No such rescission or annulment shall affect any subsequent Event of Default or impair any right consequent thereon. In addition to the foregoing remedies, upon the occurrence or existence of any Event of Default, the Holder may exercise any other right, power or remedy granted to the Holder as set forth in the Security Agreement.

Section 10. Miscellaneous.

(a) Notices.  Any and all notices or other communications or deliveries to be provided by the Holder hereunder, including, without limitation, any Voluntary Conversion Notice, shall be in writing and delivered personally, by facsimile, or sent by a nationally recognized overnight courier service, addressed to the Company, at the address set forth above, or such other facsimile number or address as the Company may specify for such purposes by notice to the Holder delivered in accordance with this Section 10(a). Any and all notices or other communications or deliveries to be provided by the Company hereunder shall be in writing and delivered personally, by facsimile, or sent by a nationally recognized overnight courier service addressed to each Holder at the facsimile number or address of the Holder appearing on the books of the Company, or if no such facsimile number or address appears on the books of the Company, at the address of such Holder, as set forth in the Purchase Agreement. Any notice or other communication or deliveries hereunder shall be deemed given and effective on the earliest of (i) the date of transmission, if such notice or communication is delivered via facsimile at the facsimile number set forth on the signature pages attached hereto prior to 5:30 p.m. (New York City time) on any date, (ii) the next Trading Day after the date of transmission, if such notice or communication is delivered via facsimile at the facsimile number set forth on the signature pages attached hereto on a day that is not a Trading Day or later than 5:30 p.m. (New York City time) on any Trading Day, (iii) the second Trading Day following the date of mailing, if sent by U.S. nationally recognized overnight courier service or (iv) upon actual receipt by the party to whom such notice is required to be given.

(b) Absolute Obligation.  Except as expressly provided herein, no provision of this Debenture shall alter or impair the obligation of the Company, which is absolute and unconditional, to pay the principal of, liquidated damages and accrued interest, as applicable, on this Debenture at the time, place, and rate, and in the coin or currency, herein prescribed. This Debenture is a direct debt obligation of the Company. This Debenture ranks pari passu with all other Debentures now or hereafter issued under the terms set forth herein and the Purchase Agreement in connection with the Offering Memorandum.

(c) Lost or Mutilated Debenture.  If this Debenture shall be mutilated, lost, stolen or destroyed, the Company shall execute and deliver, in exchange and substitution for and upon cancellation of a mutilated Debenture, or in lieu of or in substitution for a lost, stolen or destroyed Debenture, a new Debenture for the principal amount of this Debenture so mutilated, lost, stolen or destroyed, but only upon receipt of evidence of such loss, theft or destruction of such Debenture, and of the ownership hereof, reasonably satisfactory to the Company.

(d) Governing Law.  This Agreement and any controversy arising out of or relating to this Agreement shall be governed by and construed in accordance with the General Corporation Law of the State of California without regard to conflict of law principles that would result in the application of any law other than the law of the State of California.

(e) Dispute Resolution.  The parties (a) hereby irrevocably and unconditionally submit to the jurisdiction of the federal and state courts located within the geographic boundaries of Orange County, California for the purpose of any suit, action or other proceeding arising out of or based upon this Agreement, (b) agree not to commence any suit, action or other proceeding arising out of or based upon this Agreement except in the federal and state courts located within the geographic boundaries of Orange County, California and (c) hereby waive, and agree not to assert, by way of motion, as a defense, or otherwise, in any such suit, action or proceeding, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the suit, action or proceeding is brought in an inconvenient forum, that the venue of the suit, action or proceeding is improper or that this Agreement or the subject matter hereof may not be enforced in or by such court. The prevailing party shall be entitled to reasonable attorney’s fees, costs, and necessary disbursements in addition to any other relief to which such party may be entitled.

(f) Attorneys’ Fees.  If any action at law or in equity (including arbitration) is necessary to enforce or interpret the terms of the Agreement, the prevailing party shall be entitled to reasonable attorneys’ fees, costs and necessary disbursements in addition to any other relief to which such party may be entitled.

(g) Waiver.  Any waiver by the Company or the Holder of a breach of any provision of this Debenture shall not operate as or be construed to be a waiver of any other breach of such provision or of any breach of any other provision of this Debenture. The failure of the Company or the Holder to insist upon strict adherence to any term of this Debenture on one or more occasions shall not be considered a waiver or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of this Debenture on any other occasion. Any waiver by the Company or the Holder must be in writing.

(h) Severability.  If any provision of this Debenture is invalid, illegal or unenforceable, the balance of this Debenture shall remain in effect, and if any provision is inapplicable to any Person or circumstance, it shall nevertheless remain applicable to all other Persons and circumstances. If it shall be found that any interest or other amount deemed interest due hereunder violates the applicable law governing usury, the applicable rate of interest due hereunder shall automatically be lowered to equal the maximum rate of interest permitted under applicable law. The Company covenants (to the extent that it may lawfully do so) that it shall not at any time insist upon, plead, or in any manner whatsoever claim or take the benefit or advantage of, any stay, extension or usury law or other law which would prohibit or forgive the Company from paying all or any portion of the principal of or interest on this Debenture as contemplated herein, wherever enacted, now or at any time hereafter in force, or which may affect the covenants or the performance of this indenture, and the Company (to the extent it may lawfully do so) hereby expressly waives all benefits or advantage of any such law, and covenants that it will not, by resort to any such law, hinder, delay or impede the execution of any power herein granted to the Holder, but will suffer and permit the execution of every such as though no such law has been enacted.

(i) Next Business Day.  Whenever any payment or other obligation hereunder shall be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day.

(j) Headings.  The headings contained herein are for convenience only, do not constitute a part of this Debenture and shall not be deemed to limit or affect any of the provisions hereof.

(k) Secured Obligation.  The obligations of the Company under this Debenture are secured by all assets of the Company and pursuant to the Security Agreement between the Company and the Secured Parties (as defined therein).

(l) Assumption.  Any successor to the Company or any surviving entity in a Fundamental Transaction shall (i) assume prior to such Fundamental Transaction, all of the obligations of the Company under this Debenture and the other Transaction Documents pursuant to written agreements in form and substance satisfactory to the Holder (such approval not to be unreasonably withheld or delayed) and (ii) issue to the Holder a new debenture of such successor entity evidenced by a written instrument similar in form and substance to this Debenture and having similar ranking to this Debenture, which shall be satisfactory to the Holder (any such approval not to be unreasonably withheld or delayed). The provisions of this Section 10(l) shall apply similarly and equally to successive Fundamental Transactions and shall be applied without regard to any limitations of this Debenture

(m) Amendments.  This Debenture may be modified or amended or the provisions hereof waived with the prior written consent of the Company and Holders holding Debentures at least equal to 67% of the aggregate principal amount then outstanding under all Debentures.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Company has caused this Debenture to be duly executed by a duly authorized officer as of the Original Issue Date first above indicated.

BALQON CORPORATION

By: /s/ Balwinder Samra
      Balwinder Samra,
      Chief Executive Officer

Facsimile No. for delivery of Notices:  (310) 326-3058

ANNEX A

VOLUNTARY CONVERSION NOTICE

The undersigned hereby elects to convert principal under the 10% Senior Secured Subordinated Convertible Debenture due September 30, 2012, of Balqon Corporation, a Nevada corporation (the “Company”), into shares of common stock (the “Common Stock”), of the Company according to the conditions hereof, as of the date written below. If shares of Common Stock are to be issued in the name of a person other than the undersigned, the undersigned will pay all transfer taxes payable with respect thereto and is delivering herewith such certificates and opinions as reasonably requested by the Company in accordance therewith. No fee will be charged to the holder for any conversion, except for such transfer taxes, if any.

The undersigned agrees to comply with the prospectus delivery requirements under the applicable securities laws in connection with any transfer of the aforesaid shares of Common Stock.

Conversion calculations:

Date to Effect Conversion:

Principal Amount of Debenture to be Converted:

Number of shares of Common Stock to be issued:

Signature:

Name:

Address for Delivery of Common Stock Certificates:

SCHEDULE 1

CONVERSION SCHEDULE

The 10% Senior Secured Subordinated Convertible Debentures due on September 30, 2012, in the aggregate principal amount of $________ are issued by Balqon Corporation, a Nevada corporation. This Conversion Schedule reflects conversions made under Section 5 of the above referenced Debenture.

Dated:

Date of Conversion (or for first entry, Original Issue Date)	Amount of Conversion	Aggregate Principal Amount Remaining Subsequent to Conversion (or original Principal Amount)	Company Attest

30